Exhibit 5.1

[Letterhead of Parker Poe Adams & Bernstein LLP]

November 9, 2015

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

Re:	Registration Statement on Form S-3 Relating to 2,250,000 Shares of Common Stock Reserved for Issuance under the Piedmont Natural Gas Company, Inc. Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended, with respect to the potential offer and sale from time to time (the “Offering”), as set forth in the prospectus contained in the Registration Statement, of 2,250,000 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”).

In rendering the opinions set forth herein, we have reviewed:

(1)	the Articles of Incorporation of the Company, as amended to date;

(2)	the Bylaws of the Company, as amended to date;

(3)	the Certificate of Existence of the Company, dated as of November 9, 2015;

(4)	the resolutions of the Board of Directors, dated as of March 5, 2015;

(5)	the Registration Statement; and

(6)	the Company’s form of Common Stock certificate.

We have also reviewed such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

Piedmont Natural Gas Company, Inc.

November 9, 2015

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the Offering or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares are duly authorized and, when issued and sold in accordance with the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We understand that we may be referred to as counsel who has passed upon the legality of the Shares on behalf of the Company in the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. The filing of this consent shall not be deemed an admission that we are an expert within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP